AMENDMENT TO CUSTODIAN AGREEMENT
                                     BETWEEN
                         AMERICAN EXPRESS TRUST COMPANY
                                       AND
                              THE BANK OF NEW YORK


This Amendment made as of the 31st day of January, 2002,to the Custody
Agreement dated as of May 13, 1999 by and between American Express Trust Company (Customer) and The Bank of New York (Custodian) (such Custodian Agreement and all subsequent amendments hereinafter referred to as the "Custodian Agreement").

                                    RECITALS

WHEREAS: Customer and Custodian wish to amend certain provisions of the Custodian Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Customer and Custodian agree as follows:

Effective as of [May 23, 2001] [May 13, 1999], Section 14 of the Custodian Agreement is hereby revised to read as follows:

         This Agreement, together with Appendix A attached hereto and any Schedules attached hereto constitutes the entire agreement between Customer and the Custodian relating to the custody of the Accounts' assets.

Effective as of July 1, 2001, Section 19 of the Custodian Agreement is hereby revised to read as follows:

         Custodian shall cause the Bank of New York to execute a Foreign Custody Manager Agreement with each Fund listed on Schedule IV which is an investment company registered under the Investment Company Act of 1940, as amended, and with Customer with respect to each Account with is a collective investment fund, a common trust fund, or an employee benefit plan as if such Account were such a registered investment company.

IN WITNESS WHEREOF, each party has caused this Amendment to be executed on its behalf by its duly authorized officers as of the date first written above. All other terms of the Custodian Agreement remain in place.


AMERICAN EXPRESS TRUST COMPANY               THE BANK OF NEW YORK

By:                                          By:
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Name:                                        Name:
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Title:                                       Title:
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